JOE Media Contact:	Jerry M. Ray	The St. Joe Company
	904.301.4430	245 Riverside Avenue
	jray@joe.com	Jacksonville, FL 32202
JOE Investor Contact:	David Childers	904-301-4200
904.301.4302
dchilders@joe.com

FOR IMMEDIATE RELEASE

THE ST. JOE COMPANY (NYSE: JOE) REPORTS
THIRD QUARTER 2007 FINANCIAL RESULTS

Jacksonville, Florida – (November 6, 2007) – The St. Joe Company (NYSE: JOE) today announced a Net Loss for the third quarter 2007 of $(6.8) million, or $(0.09) per share, compared with Net Income of $6.0 million, or $0.08 per share, for the third quarter of 2006.  JOE had a loss from continuing operations, net of taxes, for the third quarter of 2007 of $(11.9) million, or $(0.16) per share, which was offset by an after tax gain from discontinued operations of $5.1 million, or $0.07 per share, primarily related to the sale of JOE’s office building portfolio.  This compares to a loss from continuing operations, net of taxes, for the third quarter of 2006 of $(2.4) million, or $(0.03) per share, which was offset by an after-tax gain from discontinued operations of $8.4 million or $0.11 per share.

For the third quarter of 2007, JOE recorded impairment losses totaling $20.4 million, pre-tax.  Approximately $13.0 million of the pre-tax charge was related to the write-down of costs on homes and home sites in the residential segment to approximate fair value less costs to sell and $7.4 million related to the write-off of goodwill at Sunshine State Cypress sawmill and mulch plant based on an assessment of its current market value.  As previously announced, JOE terminated a relationship with a third-party management company in September 2007 and paid a $5.0 million termination fee that is also reflected in the third quarter results.

Net income for the first nine months of 2007 was $38.2 million, or $0.51 per share, compared to $28.7 million, or $0.39 per share, for the first nine months of 2006.  Income from continuing operations, net of taxes, for the first nine months of 2007 was $7.2 million, or $0.10 per share, compared to $15.0 million, or $0.20 per share, for the first nine months of 2006.  In addition to the third quarter 2007 charges referenced above, a charge of $2.2 million pre-tax was recorded during the first quarter in discontinued operations relating to the sale of Saussy Burbank, which was completed earlier this year.

“Our results for the third quarter clearly reflect the difficult conditions that still exist in JOE’s Florida markets, including the Northwest region,” said Peter S. Rummell, chairman and CEO of JOE.  “Despite the current environment, we believe the opportunities for JOE in the coming years, such as the relocation of the Panama City – Bay County International Airport, combined with our business-to-business approach will position JOE for significant future growth.  For example, JOE’s extensive holdings adjacent and near the site of the new Panama City airport present a unique opportunity for commercial as well as residential developers.  We have ramped up our marketing and outreach efforts to identify appropriate strategic alliances to maximize the value of these holdings.”

JOE is currently implementing the restructuring initiatives announced October 8, 2007 to accelerate the creation of value for its holdings, which include:

•	Significantly reducing capital expenditures;
•	Meaningfully decreasing selling, general and administrative expenses;
•	Divesting non-core assets;
•	Aggressively lowering company debt; and
•	Eliminating the current dividend and over time returning capital to shareholders through JOE’s share repurchase program.

JOE Begins Marketing Opportunities in the West Bay Sector

Last week, a ceremonial groundbreaking was held for the Panama City – Bay County International Airport within the 75,000-acre West Bay Sector.  JOE has land-use entitlements for approximately 4.4 million square feet of industrial, office and retail space, 5,842 residential units, 490 hotel rooms and two marinas within the West Bay Sector’s first phase.  There is ample land within the West Bay Sector for additional entitlements.  Combined with Panama City’s deepwater seaport, Bay County has a unique and compelling set of competitive advantages that could support the development of a wide range of residential, commercial and intermodal uses.

The local airport authority estimates that the airport will open in 2010, barring unexpected delays or additional legal challenges.

JOE Sells 21,073 Rural Acres During the Quarter

During the third quarter, JOE sold 21,073 acres of rural land that were not considered to be of strategic long-term value for the company.  These land parcels were either already at their highest and best use or any higher use was beyond a reasonable time-value horizon.  These land sales included 1,084 rural acres in six transactions for $3.4 million, or an average price of $3,136 per acre, and 19,989 acres adjacent to the St. Marks National Wildlife Refuge in one transaction for $28.5 million, or an average price of $1,425 per acre.   As part of this larger transaction, JOE received the purchase price in the form of an installment note receivable which allows for significant tax efficiencies.  The installment note is expected to be monetized in November of this year.

Since January 1, 2007, JOE has sold 7,131 rural acres in 29 small transactions for $22.1 million, or an average price of $3,093 per acre.  Also during 2007, JOE sold 79,967 rural acres in three large transactions for $109.4 million, or an average price of $1,368 per acre.  Two of these three transactions were tax efficient since the consideration was received in the form of installment notes.

“As we announced in October, we intend to monetize assets from our harvest portfolio,” said Britt Greene, JOE’s president.  “Since many factors impact the ultimate price per acre for a transaction, including the land’s location, quality and natural features, prices are expected to vary significantly from parcel to parcel.  Moving forward, we are marketing approximately 100,000 rural acres that fit our criteria for harvesting value, but we will only do so at acceptable prices based on the specific attributes of each parcel.”

Land Holdings and Entitlements

On September 30, 2007, JOE owned approximately 718,240 acres, concentrated primarily in Northwest Florida.  These holdings included approximately 311,009 acres within 10 miles of the coast of the Gulf of Mexico and approximately 407,231 acres outside the 10-mile coastal perimeter including approximately 14,406 acres in southwest Georgia.

On September 30, 2007, JOE’s land-use entitlements in hand or in process totaled approximately 46,700 residential units and approximately 14.8 million square feet of commercial space, as well as an additional 628 acres with land-use entitlements for commercial uses.

JOE’s Balance Sheet

JOE is committed to maintaining a strong balance sheet.  The company is currently considering a number of alternatives to enhance financial flexibility including the negotiation of amendments to its bank credit facility and senior notes, capital-market transactions and the acceleration of non-strategic rural land sales.

At September 30, 2007, JOE’s debt was $540.6 million, including $31.1 million of debt defeased in connection with the building portfolio sale, as compared to $627.1 million on December 31, 2006.  At the end of the third quarter, JOE had approximately $387.2 million of available capacity under its $500 million Revolving Credit Facility.

Pacing Capital Expenditures to Meet Market Demand

Under JOE’s restructuring plan, the company intends to significantly reduce its capital expenditures and focus its capital investments more tightly on the company’s growth assets.

“One of the key goals of JOE’s recent restructuring is to ensure that we pace our capital expenditures to meet market demand,” said William S. McCalmont, JOE’s CFO.  “As we move forward, we will focus our sales and marketing efforts on those projects, such as WaterSound and WindMark Beach, in which we have already invested significant capital.”

“Through the first nine months of 2007, JOE has invested approximately $225 million of capital, with spending focused on new projects in Northwest Florida, including WaterSound, WaterSound West Beach, and WindMark Beach, and on RiverTown near Jacksonville,” said McCalmont.  “Based on our preliminary outlook, we expect our capital expenditures to be less than $90 million in 2008 and a lesser amount in 2009.”

“We will continue to evaluate our deployment of capital into projects that we expect to generate the best returns over time,” said McCalmont.  “However, in our role as a regional place-maker for Northwest Florida, we are now more focused on being a supplier of entitled land to an expanding variety of strategic partners and customers.  We believe the most significant benefit of this expanded business-to-business approach is the ability to create multiple paths to value creation while simultaneously reducing JOE’s capital expenditures.”

Dividends and Stock Repurchase

A quarterly cash dividend of $0.16 per share of common stock was paid on September 28 to shareholders of record at the close of business on September 14, 2007.  On September 30, 2007, 74,357,101 JOE shares were outstanding.

During the third quarter of 2007, JOE paid an aggregate of $11.9 million for dividends.  The company did not purchase any of its shares on the open market.  A total of 46,979 shares were surrendered by executives.  On September 30, 2007, approximately $103.8 million remained available under the company's stock repurchase authorization.

On October 8, 2007, the company announced plans to eliminate the quarterly dividend program and over time return capital to shareholders through JOE’s repurchase program.

Company Outlook

“Florida resort and residential markets remain weak and inventory levels remain a concern,” said Rummell.  “At this time, there is little visibility for when the market will start moving toward equilibrium.  We remain focused on keeping the basis in our land holdings low and putting time on our side.  Moving forward, we believe we can accelerate value creation by working closely with a full range of strategic partners to position JOE for future growth.”

FINANCIAL DATA
 ($ in millions except per share amounts)

Consolidated Results
	Quarter Ended Sept. 30,		Nine Months Ended Sept. 30,
	2007	2006	2007	2006
Revenues
Real estate sales	$56.1	$104.1	$227.9	$324.8
Rental revenue	1.4	1.4	4.3	3.8
Timber sales	9.5	7.2	25.9	23.5
Other revenues	12.1	11.3	31.6	31.4
Total revenues	79.1	124.0	289.7	383.5
Expenses
Cost of real estate sales	17.6	56.3	110.5	179.1
Cost of rental revenue	2.8	1.2	5.4	3.0
Cost of timber sales	6.8	5.3	20.0	17.5
Cost of other revenues	11.9	12.9	31.4	32.9
Other operating expenses	18.2	18.5	49.7	51.6
Corporate expense, net	8.9	11.3	26.0	40.6
Restructuring charge	(0.3)	13.1	2.6	13.1
Impairment losses	20.4	--	20.4	--
Depreciation and amortization	5.1	5.3	14.8	15.3
Total expenses	91.4	123.9	280.8	353.1
Operating (loss) profit	(12.3)	0.1	8.9	30.4
Other income (expense)	(5.3)	(2.2)	(1.4)	(4.0)
Pretax (loss) income from continuing operations	(17.6)	(2.1)	7.5	26.4
Income tax (expense) benefit	6.7	(1.2)	0.6	(12.8)
Minority interest expense	(0.1)	(0.7)	(0.9)	(5.6)
Equity in income of unconsolidated affiliates	(0.9)	1.6	--	7.0
Discontinued operations, net of tax	5.1	8.4	31.0	13.7
Net (loss) income	$(6.8)	$6.0	$38.2	$28.7
Net (loss) income per share	$(0.09)	$0.08	$0.51	$0.39

Weighted average shares outstanding (in 000’s)	73,936,181	73,927,941	74,303,359	74,467,972

Revenues by Segment
	Quarter Ended Sept. 30,		Nine Months Ended Sept. 30,
	2007	2006	2007	2006
Residential
Real estate sales	$18.1	$75.3	$79.0	$245.9
Rental revenue	1.1	0.6	2.3	1.4
Other revenues	12.1	11.0	31.5	30.7
Total Residential	31.3	86.9	112.8	278.0
Commercial
Real estate sales	6.1	12.4	17.4	20.5
Rental revenue	0.3	0.8	2.0	2.4
Other revenues	--	0.3	0.1	0.7
Total Commercial	6.4	13.5	19.5	23.6
Rural Land sales
Real estate sales	31.9	16.4	131.5	58.4
Total Rural Land sales	31.9	16.4	131.5	58.4
Forestry sales	9.5	7.2	25.9	23.5
Total revenues	$79.1	$124.0	$289.7	$383.5

Summary Balance Sheet

	September 30, 2007	December 31, 2006
Assets
Investment in real estate	$950.7	$1,213.5
Cash and cash equivalents	11.9	36.9
Accounts receivable	13.0	25.8
Notes receivable	88.5	26.0
Prepaid pension asset	104.1	100.9
Property, plant and equipment, net	30.6	44.6
Other assets	86.6	112.7
Total assets	$1,285.4	$1,560.4

Liabilities and Stockholders’ Equity
Debt	540.6	627.1
Accounts payable, accrued liabilities	179.8	250.6
Deferred income taxes	84.1	211.1
Total liabilities	804.5	1,088.8
Minority interest	6.7	10.5
Total stockholders’ equity	474.2	461.1
Total liabilities and stockholders’ equity	$1,285.4	$1,560.4

Debt Schedule
	September 30, 2007	December 31, 2006
Senior revolving credit facility	$90.0	$60.0
Senior notes	240.0	307.0
Bridge loan	100.0	100.0
Bond payable	4.0	4.0
Debt secured by securities, certain commercial and residential property	106.6	156.1
Total debt	$540.6	$627.1

Additional Information

Additional information with respect to the Company’s quarterly results will be made available in a Form 8-K and a Form 10-Q, both of which will be filed with the Securities and Exchange Commission today.

Conference Call Information

JOE will host an interactive conference call to review the company’s results for the quarter ended September 30, 2007, and to discuss our outlook on Tuesday, November 6, 2007, at 10:30 a.m. (EDT).

To participate in the call, please phone 866.409.1555 (for domestic calls from the United States) or 888.203.1235 (for international calls) approximately ten minutes before the scheduled start time.  You will be asked for a Confirmation Code which is: 3727154.  Approximately three hours following the call, you may access a replay of the call by phoning 888.203.1112 (domestic) or 719.457.0820 (international) using access code 3727154.  The replay will be available for one week.

JOE will also web cast the conference call live over the internet in a listen-only format.  Listeners can participate by visiting the company’s web site at www.joe.com.  Access will be available 15 minutes prior to the scheduled start time.  A replay of the conference call will be posted to the JOE web site approximately three hours following the call.  The replay of the call will be available for one week.

About JOE

The St. Joe Company (NYSE: JOE), a publicly held company based in Jacksonville, is one of Florida’s largest real estate development companies.  We are primarily engaged in real estate development and sales, with significant interests in timber.  Our mission is to create places that inspire people and make JOE’s Florida an even better place to live, work and play.  We’re no ordinary JOE.

More information about JOE can be found at our web site at www.joe.com.

Forward-Looking Statements

We have made forward-looking statements in this earnings release, particularly in the Company Outlook section, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Any statements in this release that are not historical facts are forward-looking statements.  You can find many of these forward-looking statements by looking for words such as “intend”, “anticipate”, “believe”, “estimate”, “expect”, “plan”, “should”, “forecast” or similar expressions. In particular, forward-looking statements include, among others, statements about the following:

•	future operating performance, revenues, earnings, cash flows, and short and long-term revenue and earnings growth rates;
•	future residential and commercial entitlements;
•	expected development timetables and projected timing for sales or closings of homes or home sites in a community;
•	development approvals and the ability to obtain such approvals, including possible legal challenges;
•	the anticipated price ranges of developments;
•	the number of units or commercial square footage that can be supported upon full build out of a development;
•	the number, price and timing of anticipated land or building sales or acquisitions;
•	estimated land holdings for a particular use within a specific time frame;
•	absorption rates and expected gains on land and home site sales;
•	the levels of resale inventory in our developments and the regions in which they are located;
•	the development of relationships with strategic partners, including homebuilders;
•	the pace at which we release new products for sale;
•	comparisons to historical projects;
•	the amount of dividends, if any, we pay; and
•	the number of shares of company stock which may be purchased under the company’s existing or future share-repurchase program.

Forward-looking statements are not guarantees of future performance. You are cautioned not to place undue reliance on any of these forward-looking statements.  These statements are made as of the date hereof based on our current expectations, and we undertake no obligation to update the information contained in this release.  New information, future events or risks may cause the forward-looking events we discuss in this earnings release not to occur.

Forward-looking statements are subject to numerous assumptions, risks and uncertainties. Factors that could cause actual results to differ materially from those contemplated by a forward-looking statement include the risk factors described in our annual report on Form 10-K for the year ended December 31, 2006 and our quarterly reports on Form 10-Q, as well as, among others, the following:

•	economic conditions, particularly in Northwest Florida, Florida as a whole and key areas of the southeastern United States that serve as feeder markets to our Northwest Florida operations;
•	changes in the demographics affecting projected population growth in Florida, including the demographic migration of Baby Boomers;
•	changes in perceptions or conditions in the national real estate market or the real estate markets in the states and regions in which we operate;
·	changes in interest rates, availability of mortgage financing and the performance of the financial markets;
•	the termination of sales contracts or letters of intent due to, among other factors, the failure of one or more closing conditions or market changes;
•	an event of default under our credit facility, senior notes and certain other debt, or the restructuring of such debt on terms less favorable to us;
•	whether our developments receive all land-use entitlements or other permits necessary for development and/or full build-out or are subject to legal challenge;
•	local conditions such as the supply of homes and home sites and residential or resort properties or a change in the demand for real estate in an area;
•	timing and costs associated with property developments and rentals;
•	the pace of commercial development in Northwest Florida;
·	competition from other real estate developers;
·	changes in pricing of our products and changes in the related profit margins;
·	changes in operating costs, including real estate taxes and the cost of construction materials;
•
changes in the amount or timing of federal and state income tax liabilities resulting from either a change in our application of tax laws, an adverse determination by a taxing authority or court, or legislative changes to existing laws;

•	changes in market rental rates for our commercial and resort properties;
•	changes in the prices or availability of wood products;
•
the pace of development of public infrastructure, particularly in Northwest Florida, including a proposed new airport in Bay County, which is dependent on the availability of adequate funding and the successful resolution of any legal challenges;

•	potential liability under environmental laws or other laws or regulations;
•	changes in laws, regulations or the regulatory environment affecting the development of real estate;
•	fluctuations in the size and number of transactions from period to period;
•	natural disasters, including hurricanes and other severe weather conditions, and the impact on current and future demand for our products in Florida;
•	the prices and availability of labor and building materials;
•	changes in insurance rates and deductibles for property in Florida, particularly in coastal areas;
•	changes in gasoline prices; and
•	acts of war, terrorism or other geopolitical events.

The foregoing list is not exhaustive and should be read in conjunction with other cautionary statements contained in our periodic and other filings with the Securities and Exchange Commission.

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© 2007, The St. Joe Company. “St. Joe,” “JOE,” “RiverTown,” “WaterSound,” “WindMark Beach,” and the "Taking Flight" design are service marks of The St. Joe Company.